Exhibit 99.1

Tesoro Logistics LP Closes the Acquisition of the Second Portion of the West Coast Logistics Assets from Tesoro Corporation

SAN ANTONIO - September 30, 2014 - Tesoro Corporation (NYSE:TSO) (“Tesoro”) and Tesoro Logistics LP (NYSE:TLLP) (the “Partnership” or “TLLP”) today announced that TLLP has closed the remaining portion of the acquisition of certain terminalling and pipeline assets (the “West Coast Logistics Assets”) owned by Tesoro and certain of its subsidiaries. TLLP acquired Tesoro Alaska Pipeline Company LLC, which owns a refined products pipeline located in Alaska, for total cash consideration of $28.6 million, financed with borrowings under the Partnership’s revolving credit facility.

The approximately 70 mile long refined products pipeline links TLLP’s Anchorage, Alaska terminal to Tesoro’s Kenai, Alaska refinery and the Kenai pipeline marine wharf. “The pipeline provides continued enhancement of our Western United States footprint,” said Greg Goff, TLLP’s Chairman and Chief Executive Officer.

In connection with the closing of the transaction, Tesoro and the Partnership entered into a throughput agreement for the pipeline, which includes a minimum throughput commitment.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation. The Partnership is designed to own, operate, develop and acquire crude oil and refined products pipelines, terminals, tankage, and other transportation and logistics assets primarily in the Western and Mid-Continent regions of the United States.

Please visit us at: www.tesorologistics.com

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702